UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2009

CAPITOL BANCORP LTD.
(Exact Name of Registrant as Specified in its Charter)
____________________________

Michigan (State or other jurisdiction of incorporation)	001-31708 (Commission File No.)	38-2761672 (IRS Employer Identification No.)

Capitol Bancorp Center
200 Washington Square North, Lansing, Michigan 48933
(Address of Principal Executive Offices)  (Zip Code)

(517) 487-6555
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 1.01.  ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

On September 25, 2009, Capitol Bancorp Ltd. (“Capitol”) announced that it, along with its nine second-tier bank holding companies, Michigan Commerce Bancorp Limited, Capitol Development Bancorp Limited III, Capitol Development Bancorp Limited IV, Capitol Development Bancorp Limited V, Capitol Development Bancorp Limited VI, Capitol Development Bancorp Limited VII, Capitol Bancorp Colorado Ltd., Capitol Bancorp Colorado Ltd. II, and Capitol Bancorp Colorado Ltd. III, other nonbank subsidiaries, Michigan Commerce Bank, Ann Arbor, Michigan, a state nonmember bank, and other insured depository institutions had entered into an Agreement (the “FRB Agreement”) with the Federal Reserve Bank of Chicago (“Federal Reserve”) on September 21, 2009.

The FRB Agreement provides for certain actions to be taken in cooperation with the Federal Reserve to ensure the continued safety and soundness of the consolidated enterprise.  The agreement provides for the regulatory review of the company's strategic direction, the preservation of capital and cash resources thru the restraint of dividends, the development of contingency planning to address unanticipated capital needs, and the development of risk management practices and continued appropriate loan-loss reserve methodologies to protect the company in this recessionary environment.

The foregoing description of the FRB Agreement does not purport to be complete and is qualified in its entirety by reference to the complete copies of the document attached hereto as Exhibit 99.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

Exhibit No.	Description
99.1	Written Agreement between Capitol and the Federal Reserve Bank of Chicago, dated September 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2009	CAPITOL BANCORP LTD. (Registrant) By: /s/ Cristin K. Reid Name: Cristin K. Reid Title: Corporate President

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Written Agreement between Capitol and the Federal Reserve Bank of Chicago, dated September 21, 2009.